                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 2, 1999


                            4Front Technologies, Inc.
               (Exact name of issuer as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)


          0-8345                                          84-0675510
 (Commission File Number)                     (IRS Employer Identification No.)


                             6300 South Syracuse Way
                                    Suite 293
                            Englewood, Colorado 80111
                                 (303) 721-7341

ITEM 2. ACQUISITION OF ASSETS.


         On November 2,1999, pursuant to the terms of the Acquisition Agreement, dated as of September 21, 1999, by and among 4Front Technologies, Inc. ("4Front"), and CVSI, Inc. ("CVSI"), CVSI Acquisition Co., LLC ("Acquisition Co.") and Computervision Corporation ("Computervision" and, together with CVSI and Acquisition Co., collectively, the "Sellers"), 4Front completed its acquisition from the Sellers of all of the stock of CVSI for an aggregate cash consideration of approximately $25.5 million, including a discharge of debt. CVSI provides enterprise-wide hardware and software support services, consulting, and network services. As a result of the transaction, 4Front holds 100% of the ownership of the stock of CVSI.



ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of CVSI, the acquired business

     (b) Pro Forma Financial Statements

     (c) Exhibits

     1. Form of Share Sale Agreement Relating to CVSI dated November 2, 1999.
        (1)

--------------------------------

     (1) Filed as an exhibit to the Company's Form 8-K filed on November 14,
         1999

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    4FRONT TECHNOLOGIES, INC.
                                            (Registrant)




                                    By:   /s/ STEPHEN MCDONNELL
                                          --------------------------------------
                                           Stephen McDonnell
                                           Chief Financial Officer


Dated: January 14, 2000

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                       PAGE
                                                                                       -----
CVSI, INC.

         Independent Auditors' Report                                                   F-1

         Financial Statements:

                  Consolidated Balance Sheets
                  As of June 30, 1998 and 1999 and as of
                  September 30, 1999 (unaudited)                                        F-2

                  Consolidated Statements of Operations
                  For the years ended June 30, 1998 and 1999 and the
                  3 months ended September 30, 1998 and 1999 (unaudited)                F-4

                  Consolidated Statements of Stockholders' Equity
                  For the years ended June 30, 1998 and 1999                            F-5

                  Consolidated Statements of Comprehensive (Loss)/Income
                  For the years ended June 30, 1998 and 1999                            F-5

                  Consolidated Statements of Cash Flows
                  For the years ended June 30, 1998 and 1999 and the
                  3 months ended September 30, 1998 and 1999 (unaudited)                F-6

         Notes to Financial Statements                                                  F-7

4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL STATEMENTS

Explanatory Headnote                                                                    F-17

Unaudited Pro Forma Consolidated Financial Statements:

         Consolidated Balance Sheet
                  As of October 31, 1999                                                F-18

         Consolidated Statement of Operations
                  For the nine month period ended October 31, 1999                      F-20

         Consolidated Statement of Operations
                  For the year ended January 31, 1999                                   F-21


         Notes to Unaudited Pro Forma Consolidated Financial Statements                 F-22


                                                             ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
CVSI, Inc.:

We have audited the accompanying consolidated balance sheets of CVSI, Inc., as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CVSI, Inc., as of June 30, 1998 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                               ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 5, 2000

                                   CVSI, INC.

             CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1998 AND 1999
                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                                     ASSETS


                                                                      JUNE 30,   JUNE 30,    September 30,
                                                                        1998      1999           1999
                                                                       --------  --------    ------------
                                                                                             (UNAUDITED)
CURRENT ASSETS:
         Cash and Cash Equivalents                                     $ 8,267   $12,496     $ 6,131
         Accounts receivable, net of allowance
           for doubtful accounts of $741,
           $561 and $530, respectively                                  23,853    17,732      14,978
         Prepaid expenses and other current assets                       3,086     2,545       2,686
         Receivable from PTC                                             1,705       331        --
         Refundable income taxes                                           900      --         --
                                                                       -------   -------     -------

         Total current assets                                           37,811    33,104      23,795
                                                                       -------   -------     -------


Property, Plant & Equipment, at cost:
         Field spares                                                    59,354   58,267      58,629
         Equipment & other                                               12,755   10,028      10,283
                                                                         ------   ------      ------

           Total Property, Plant & Equipment                             72,109   68,295      68,912

         Less - Accumulated depreciation                                (67,917) (66,080)    (66,563)
                                                                        -------- --------    -------

           Property, Plant & Equipment, net                               4,192    2,215       2,349


         Deferred financing costs                                         1,259       943        427
         Deferred tax asset                                                 642       482        977
         Other long term assets                                             685       485        546
                                                                        -------   -------    -------

TOTAL ASSETS                                                            $44,589   $37,229    $28,094
                                                                        =======   =======    =======


           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED FINANCIAL STATEMENTS

                                   CVSI, INC.

             CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 1998 AND 1999
                   (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)


                      LIABILITIES AND STOCKHOLDERS' DEFICIT


                                                                               JUNE 30,    JUNE 30,  SEPTEMBER 30,
                                                                                1998        1999        1999
                                                                              --------    --------   ------------
                                                                                                     (UNAUDITED)
CURRENT LIABILITIES:
         Current portion of long-term debt and
            Capital lease obligations (notes 4 and 5)                          $24,740     $17,829     $11,748
         Current portion of loan from CVSI
            Acquisition Company (note 5)                                          --         2,000        --
         Accounts payable                                                        8,398       5,196       4,723
         Accrued liabilities                                                    14,163      12,231      14,174
         Deferred revenue and customer advances                                 12,872      10,052       9,050
                                                                              ---------    --------    --------

                  Total current liabilities                                     60,173      47,308      39,695

LONG TERM LIABILITIES                                                             --           115        --
                                                                              --------    --------    --------

TOTAL LIABILITIES                                                               60,173      47,423      39,695
                                                                              --------    --------    --------

COMMITMENTS AND CONTINGENCIES: (Note 4)

STOCKHOLDERS' DEFICIT:
         Class A common stock $.00001 par value
            Authorized 11,100 and 11,650 respectively
            Issued and outstanding 10,000                                         --          --          --
         Class B common stock $.00001 par value
            Authorized 15,000
            None issues or outstanding                                            --          --          --
         Additional paid in capital                                                100         100         100
         Accumulated deficit                                                   (16,461)    (10,915)    (12,078)
         Foreign currency translation adjustment                                   777         621         377
                                                                              --------    --------    --------

         Total stockholders' deficit                                           (15,584)    (10,194)     11,601
                                                                              --------    --------    --------


TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                   $ 44,589    $ 37,229    $ 28,094
                                                                              ========    ========    ========



           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED FINANCIAL STATEMENTS

                                   CVSI, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                      FOR THE PERIOD FROM JULY 18, 1997
             TO JUNE 30, 1998 AND THE YEAR ENDED JUNE 30, 1999
                               (IN THOUSANDS $)



                                                                       FOR THE YEARS ENDED      FOR THE 3 MONTHS ENDED

                                                                       JUNE 30,    JUNE 30,    SEPTEMBER 30, SEPTEMBER 30,
                                                                        1998        1999           1998         1999
                                                                     ---------    ---------    ----------   -------------
                                                                                               (UNAUDITED)   (UNAUDITED)
REVENUES                                                             $ 119,151    $ 127,216    $  30,777    $  19,056

Cost of revenues                                                        95,143      100,645       24,572       15,242
                                                                     ---------    ---------    ---------    ---------

GROSS PROFIT                                                            24,008       26,571        6,205        3,814

OPERATING EXPENSES

    Selling and Marketing expenses                                      11,249       12,771        4,278        4,093
    Research and development                                               400          286           81           62
    General and administrative                                           8,225       12,008        1,802          426
    Non-recurring charge (note 11)                                       1,944          662         --           --
    Gain on sale of subsidiaries (note 8)                                 --         (7,368)        --           --
    Other income (note 13)                                              (2,500)        --           --           --
                                                                     ---------    ---------    ---------    ---------

         Total operating income                                          4,690        8,212        6,161        4,581
                                                                     ---------    ---------    ---------    ---------


OTHER INCOME (EXPENSE)

         Interest (expense)                                             (3,441)      (1,632)        (452)        (277)
         Foreign exchange gain/(loss)                                   (1,321)         356           --           --
         Other expense                                                    (814)        (129)          --           --
                                                                     ---------    ---------    ---------    ---------


INCOME/(LOSS) BEFORE INCOME TAXES                                         (886)       6,807         (408)      (1,044)

INCOME TAXES                                                               760        1,261           84          119
                                                                     ---------    ---------    ---------    ---------

NET INCOME/(LOSS)                                                    $  (1,646)   $   5,546    $    (492)   $  (1,163)
                                                                     ---------    ---------    ---------    ---------



           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED FINANCIAL STATEMENTS

                                   CVSI, INC.

                         STATEMENT OF STOCKHOLDERS DEFICIT

                     FOR THE PERIOD FROM JULY 18, 1997 THROUGH
               JUNE 30, 1998 AND FOR THE YEAR ENDED JUNE 30, 1999
                                (IN THOUSANDS $)




                                                                                             FOREIGN
                                                                 ADDITIONAL                 CURRENCY       TOTAL          TOTAL
                                            COMMON STOCK          PAID IN    ACCUMULATED   TRANSLATION  STOCKHOLDERS' COMPREHENSIVE
                               NUMBER OF SHARES      PAR VALUE    CAPITAL      DEFICIT      ADJUSTMENT    DEFICIT     INCOME/(LOSS)
                               -------------------   ----------   --------   -----------   -----------    -----       ------------
                                CLASS A    CLASS B


Balance, July 18, 1997           10,000     15,000    $     --     $    250    $   --      $   --         $    250     $   --

Dividend to parent (note 1)        --         --            --         --       (25,567)       --          (25,567)        --

Net Loss for period                --         --            --         --        (1,646)       --           (1,646)     (1,646)

Foreign currency translation
  adjustment                       --         --            --         --          --           777            777         777
Redemption of Class B
   common stock                    --      (15,000)         --         (150)        150        --             --           --
Gain on related party
   exchange transaction
   (note 1)                        --         --            --          --       10,602        --           10,602         --
                               --------   --------    ----------   --------    --------    --------       --------     -------

Balance, June 30, 1998           10,000       --      $     --     $    100    $(16,461)   $    777       $(15,584)       (869)
                                                                                                                       =======

Net income for period              --         --            --         --         5,546           --         5,546       5,546

Foreign currency
  translation adjustment           --         --            --         --          --           (156)         (156)       (156)
                               --------   --------    ----------   --------    --------       --------      --------     -------

Balance, June 30, 1999           10,000       --      $     --     $    100    $(10,915)   $    621       $(10,194)    $ 5,390
                               ========   ========    ==========   ========    ========    ========       ========     =======



            THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                     CONSOLIDATED FINANCIAL STATEMENTS

                                   CVSI, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                   FOR THE PERIOD FROM JULY 18, 1997 THROUGH
               JUNE 30, 1998 AND FOR THE YEAR ENDED JUNE 30, 1999
                                 (IN THOUSANDS $)



                                                               FOR THE YEARS          FOR THE 3 MONTHS
                                                               ENDED JUNE 30,        ENDED SEPTEMBER 30,
                                                               1998       1999        1998         1999
                                                            --------    --------    --------    --------
                                                                                   (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM (FOR) OPERATING ACTIVITIES:
Net (loss)/income                                           $ (1,646)   $  5,546    $   (492)   $ (1,163)
Adjustments to reconcile net income/(loss) to net
cash provided (used) by operating activities:
    Depreciation and amortization                              5,368       3,054       1,802         462
    Provision for accounts receivable reserve                    741        --          --          --
    Non cash interest expense                                  1,002        --          --          --
    (Gain) on sale of subsidiary                                --        (7,368)       --          --
Changes in Assets and Liabilities:
    (Increase) decrease in accounts receivable                (9,242)        849      (4,669)      2,754
    Decrease in other long term assets                          --           200         175         556
    (Increase) decrease in prepaid expenses and other         (2,036)      1,070       1,943         951
    (Increase) decrease in refundable income taxes              (900)       --           648        --
    (Increase) decrease in receivable from PTC                (1,705)      1,374         234         331
    Increase (decrease) in accrued expenses and other
       liabilities                                            14,907      (1,296)      2,567       1,943
    Decrease (increase) in deferred tax asset                    258         160        (642)       --
    Increase (decrease) in accounts payable                    8,620        (781)        104        (473)
    (Decrease) increase in deferred revenue                   (2,665)       (497)        663      (1,002)
                                                            --------    --------    --------    --------

    Net cash provided by operating activities                 12,702       2,311       2,333       3,247

CASH FLOWS (FOR) FROM INVESTING ACTIVITIES:
    Purchase of equipment, net                                (2,776)     (1,918)     (1,100)     (1,688)
    Acquisition of assets from parent                         (8,799)       --          --          --
    Proceeds from sale of subsidiaries                          --         8,902        --          --
    Other                                                     (1,085)        (41)       --          --
                                                            --------    --------    --------    --------

    Net cash provided by/used in Investing Activities        (12,660)      6,943      (1,100)     (1,688)

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES:
    Repayment of notes payable to bank                        (2,625)     (4,625)     (2,886)     (6,081)
    Proceeds from (repayment of) revolving line of credit      2,150      (2,150)       --          --
    Payments of capital lease obligations                       --          (136)       (110)       (115)
    Deferred financing fees                                   (1,262)       --            34         516
    Proceeds from issuance of notes payable to bank           25,000        --          --          --
    Dividend to parent                                       (16,201)       --          --          --
    Borrowing from CVSI Acquisition Company                     --         2,000        --        (2,000)
                                                            --------    --------    --------    --------

    Net Cash Provided/(used) by Financing Activities           7,062      (4,911)     (1,729)     (6,121)

Foreign exchange impact on cash and cash equivalents             913        (114)       (304)       (244)
                                                            --------    --------    --------    --------

NET INCREASE IN CASH
AND CASH EQUIVALENTS                                           8,017       4,229      (2,033)     (6,365)
Cash at beginning of period                                      250       8,267       8,267      12,496
                                                            --------    --------    --------    --------
Cash at end of period                                       $  8,267    $ 12,496       6,234       6,131
                                                            ========    ========    ========    ========

SUPPLEMENTAL DISCLOSURES

Cash paid for interest expense                              $  3,345       1,999         452         277
                                                            ========    ========    ========    ========

Cash paid for income taxes                                  $    900        (376)       --          --
                                                            ========    ========    ========    ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
    Purchase of equipment through capital lease             $    215         --         --          --
                                                            ========    ========    ========    ========

    Dividend to Parent through issuance of note
    payable to Parent                                       $ 10,000         --         --          --
                                                            ========    ========    ========    ========

    Accrual of interest paid in kind                           1,002         --         --          --
                                                            ========    ========    ========    ========

    Redemption of note payable to PTC, plus accrued
    interest, in exchange for certain intangibles           $ 11,002         --         --          --
                                                            ========    ========    ========    ========



           THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                   CONSOLIDATED FINANCIAL STATEMENTS

                                   CVSI, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


1. ORGANIZATION AND OPERATIONS:

CVSI, Inc. (the Company), provides services that include system hardware and operating system service/maintenance of proprietary systems of third-party vendors, network design and implementation, systems integration, hardware and software product resale, and database support and consulting for enterprise-wide systems and networks. On May 27, 1997, the Company was incorporated in the state of Delaware as a wholly owned subsidiary of Computervision Corporation (the Parent). On July 11, 1997, the Company amended its articles of incorporation to recapitalize the Company with 10,000 shares of Class A voting common stock and 15,000 shares of Class B nonvoting common stock.

On July 18, 1997, the Company entered into an agreement to purchase the assets of the Open Service Solutions business unit from the Parent (the Asset Purchase Agreement) for $35,000. The Company financed the acquisition through a note payable to a bank of $25,000 and a note payable to the Parent of $10,000. Since the parties to the transaction were under common control, the assets acquired were accounted for on a carryover historical cost basis. The excess purchase price over the carryover basis in the assets acquired in the amount of $26,201 has been recorded as a dividend to the Parent. Additionally this amount was subsequently adjusted to $25,567 to properly reflect an adjustment to the net assets acquired.

Simultaneously with the above transaction, MD Sass Investor Services, Inc.
(Sass), which owned 17 percent of the Parent at the time of the transaction, acquired, through CVSI Acquisition Co., LLC (a wholly owned subsidiary of Resurgence Asset Management, LLC), 76 percent of the Company's outstanding Class A voting common stock for $7,600. Additionally, Sass entered into an option agreement with the Parent that entitled Sass to purchase up to 1,000 additional shares of Class A common stock from the Parent for $1.00 per share (the Class A Option Agreement) which was exercised on June 30, 1998.

In connection with the above transactions, the Parent granted the Company an option (the Sun Option) to purchase, at $.0001 per share, some or all of the outstanding Class A common stock held by the Parent if the Company does not achieve certain specified levels of product revenues and operating margins from referrals initiated by the Parent (Targeted Referral Revenue).

During January 1998, the Parent was acquired by Parametric Technology Corporation (PTC).

On June 30, 1998, the Company entered into an agreement with PTC to exchange certain intangibles that were acquired as part of the Asset Purchase Agreement with the Parent in return for 15,000 shares of Class B nonvoting common stock and the cancellation of the $10,000 note payable to the Parent plus accrued interest of $1,002. The net gain on the exchange of the note of $11,002, which resulted in part from the exchanged intangibles having an historical cost of zero on the Company's books, had been recorded directly to equity in the period ended June 30, 1998, consistent with the original transaction, net of costs associated with the exit of certain activities associated with the intangibles of $400. Subsequent to this transaction, Sass owned approximately 86 percent of the Company.

As part of the agreement with PTC, the Company amended the terms of the Sun Option agreement to reset the amount of Targeted Referral Revenue (the Amended Sun Option Agreement). Additionally, under the Amended Sun Option Agreement, the Company received $375 as a result of certain levels of referral revenue not being achieved in the first quarter of fiscal 1999. Thereafter, failure to achieve referral revenue levels would result in the transfer of Company stock from PTC to the Company. In addition, as a result of PTC not achieving certain Targeted Referral Revenue levels in the year ended June 30, 1999, the Company received 800 shares from PTC in August 1999.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized as the related services are provided or upon shipment of the product. Deferred revenue consists primarily of unearned revenue on service contracts. Substantially all of the deferred revenue is expected to be recognized within one year.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at the period-end exchange rates, while equity accounts are translated at historical rates. Revenues and expenses are translated at the average exchange rates during the period. The resultant translation adjustment is reflected as a separate component of stockholders' deficit. During the period ended June 30, 1998 and the year ended June 30,1999, the Company incurred a net foreign exchange loss of $1,321 and a net foreign exchange gain of $356, respectively, primarily resulting from intercompany loans to foreign subsidiaries and U.S. dollar-denominated debt at the foreign subsidiaries. This amount has been recorded in the consolidated statement of operations. As of June 30, 1998 and 1999, the Company had not entered into any foreign currency contracts to hedge this exposure.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in banks and short-term interest-bearing instruments purchased with remaining maturities of three months or less. The June 30, 1998 balance includes approximately $645 of restricted cash. The restrictions pertain primarily to lease deposits and customer contract deposits.

CREDIT RISK

The Company's financial instruments that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company believes it has mitigated the risk related to cash and cash equivalents by maintaining its accounts in major financial institutions. For accounts receivable, the Company does not have any significant exposure with any individual customers, and it closely monitors the exposure for credit losses.

PROPERTY AND EQUIPMENT

The Company provides for depreciation and amortization by charges to operations on the straight-line method over their estimated useful lives as follows:


                                                USEFUL
                                              ------------
                                                LIVES
Field spares                                  2 to 5 years
Equipment and other                           2 to 5 years


Maintenance and repairs are charged to operations as incurred. When property and equipment are sold or otherwise disposed of, the asset cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is included in the results of operations.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." This statement determines deferred income taxes based on the estimated future income tax effects of differences between the financial statement and tax bases of assets and liabilities based on the provisions of enacted tax laws. In estimating future tax consequences, SFAS No. 109 generally takes into account all expected future events other than enactments of changes in tax laws or rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and credit carryforwards, if any.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred.

START-UP COSTS

In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on the financial reporting of start-up and organization costs and requires that such costs be expensed as incurred. SOP 98-5 is effective for the Company's fiscal year beginning July 1, 1999. This SOP could result in certain costs previously capitalized by the Company to be written off in the fiscal 2000 financial statements. The Company is currently assessing the impact of this SOP, and adjustments will be reported in the fiscal 2000 financial statements as the cumulative effect of a change in accounting principle, as required by SOP 98-5.

COMPREHENSIVE INCOME

Effective July 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." Under SFAS 130, comprehensive income includes net income plus certain terms designated as "other comprehensive income." For the Company, other comprehensive income is composed entirely of foreign currency translation adjustments. SFAS 130 requires the Company to classify items of other comprehensive income by their nature in the consolidated financial statements and to display the accumulated balance of other comprehensive income separately from retained earnings in the consolidated balance sheet. The Company has chosen to present other comprehensive income items in the accompanying consolidated statement of stockholders' deficit and display the accumulated balances as foreign currency translation adjustment in the accompanying consolidated balance sheets.

UNAUDITED FIRST QUARTER INFORMATION

The unaudited financial statements as of and for the three month periods ended September 30, 1998 and 1999 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows as of and for the periods presented. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

3. FINANCIAL INSTRUMENTS

The fair value of all financial instruments of the Company, which consists primarily of cash and cash equivalents, accounts payable, debt, and interest rate caps approximates their carrying values as of June 30, 1998 and 1999, due to the relatively short maturities of these instruments.

4. COMMITMENTS AND CONTINGENCIES

The Company conducts its operations primarily in leased facilities under operating lease arrangements expiring on various dates through 2004. Many of the facility leases are with PTC.

Future minimum lease payments under capital and operating leases with initial terms of one year or more are as follows:



                                            OPERATING  CAPITAL
                                            LEASES     LEASES
    YEAR ENDING                            ----------  --------
      JUNE 30
------------------
     2000                                    $1,769   $   87
     2001                                     1,247     --
     2002                                       614     --
     2003                                       207     --
     Thereafter                                   4     --
                                             ------   ------
Total minimum lease payments                 $3,841       87
                                             ======
Less- Amount representing interest on
   capital leases                                          8
                                                      ------
Present value of minimum lease payments at
   June 30, 1999                                      $   79
                                                      ======


Total rent expense for the Company for the years ended June 30, 1998 and 1999, was $2,354 and $3,323 respectively.

LITIGATION

The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


MANAGEMENT RETENTION AGREEMENTS

In December 1998, the Company entered into Management Retention Agreements (the "Agreements") with nine members of the management team. These Agreements were put in place to provide certain severance benefits to the executive level management team should there be a change in control of the Company, so as to encourage continued attention and dedication to the Company in the face of a potential change in control. These Agreements extend through December 31, 2000, with two automatic one-year renewals. Under the terms of these Agreements, if an employee is terminated without cause within 12 months of a change in control, he or she is eligible to receive severance compensation equal to one year's worth of salary and bonus and all life, dental, and group health insurance benefits for a period of one year from the date of termination.

EMPLOYMENT CONTRACTS

The Company entered into employment contracts with two key executives. Upon closure of the Company's purchase by 4 Front Technologies Inc. (see Note 12) the Company paid these executives a total of $1,560.

5. DEBT:

Debt at June 30, 1999, consisted of the following:


                                                JUNE 30
                                              1998      1999
                                           -------   -------
Notes payable to bank                      $22,375   $17,750
Revolving credit facility                    2,150      --
Note payable to CVSI Acquisition Company      --       2,000
Capital lease obligations                      215        79
                                           -------   -------
                  Total debt               $24,740   $19,829
                                           -------   -------
                                           -------   -------



NOTES PAYABLE TO BANK

Notes payable to bank at June 30, 1998 and 1999, consisted of borrowings by the Company and its international subsidiaries under a term loan agreement for an original aggregate principal amount of $25,000 with Bank Boston, N.A. Borrowings under this term loan agreement are subject to interest either at the base rate plus 1.50 percent or at LIBOR (4.92 percent at June 30, 1999) plus 2.75 percent. The base rate of (5.72% and 7.75% at June 30, 1998 and 1999) is the higher of the annual rate announced from time to time by Bank Boston, N.A. or 1/2 percent above the federal funds effective rate. The notes payable are secured by substantially all of the Company's assets.

In connection with the notes payable to the bank, the Company entered into an interest rate cap agreement with a notional amount of $15,000. The interest rate cap agreement will pay the Company the difference between LIBOR and 7.5 percent if LIBOR exceeds the cap levels at each quarterly reset date. If LIBOR remains below 7.5 percent, no payment is made to the Company. The transaction fee of $70 for the interest cap agreement is being amortized over the term of the agreement.

The notes payable to the bank require the Company to satisfy certain financial and other covenants. As of June 30, 1998 and 1999, the Company was not in compliance with certain of these covenants. Because of these covenant violations, all amounts under the notes payable to the bank are due on demand and as a result are classified as current at June 30, 1999. Subsequent to June 30, 1999, all such balances were repaid as part of the sale of the Australian and Singapore subsidiaries and the sale of the Company to 4Front (see Notes 9 and 13).

REVOLVING CREDIT ARRANGEMENTS

On July 18, 1997, the Company entered into a five-year short-term credit facility (the Revolving Credit Facility) with Bank Boston, N.A. for a base amount of $2,500. The Revolving Credit Facility accrues interest at either a base rate plus 3 percent or at LIBOR plus 3 percent. During fiscal year 1999, the outstanding balance of $2,150 was repaid in full, and this revolving credit arrangement was terminated.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


NOTE PAYABLE TO CVSI ACQUISITION COMPANY

In February 1999, CVSI Acquisition Company provided line-of-credit financing to CVSI, Inc, in the amount of $2,000 payable on demand and accruing interest at the rate of 8 percent per annum.

6. PROVISION FOR INCOME TAXES:

The components of the income (loss) from operations before income taxes for the period ended June 30, 1998 and the year ended June 30, 1999 are as follows:


                                             PERIOD ENDED         YEAR ENDED
                                             JUNE 30, 1998       JUNE 30, 1999
                                             ------------        -------------
Domestic                                        $(1,005)           $(1,419)
Foreign                                             119              8,226
                                                -------            -------
         Total income (loss) before tax
           provision                            $  (886)           $ 6,807
                                                =======            =======

Included in foreign income from operations for the year ended June 30, 1999, is a gain on sale of the Australia and Singapore subsidiaries of $7,368. Significant components of the provision for income taxes for the period ended June 30, 1998 and the year ended June 30, 1999 are as follows:


                                   1998                                   1999
                     FEDERAL   STATE   FOREIGN  TOTAL       FEDERAL   STATE   FOREIGN    TOTAL
                     -------  ------   -------  -----       -------  ------   -------    -----
Current              $ --     $ --      $502    $502        $ --     $ --     $1,101     $1,101
Deferred             $ --     $ --       258     258          --       --        160        160
                     ------   ------    -----   -----       -------  -------  -------    ------
                     $ --     $ --      $760    $760        $ --     $ --     $1,261     $1,261
                     ======   ======    =====   =====       =======  =======  =======    ======



The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company's effective tax rate for financial statement purposes:


                                                                                          1998     1999
                                                                                         ------    -------
Statutory federal income tax rate                                                         34.0%     34.0%
Tax effect of the sale of Australian and Singapore subsidiaries                            --       (42.3)
Increase in valuation allowance                                                          116.1       29.0
Other                                                                                      3.7      (2.2)
                                                                                         ------    -------
                                                                                          85.8%      18.5%
                                                                                         ------    -------
                                                                                         ------    -------

The approximate tax effect of each type of temporary difference and carryforward as of June 30, 1998 and 1999, is as follows:


                                                                     1998        1999
                                                                 --------    --------
Tax basis in excess of book basis from original capitalization   $ 10,136    $  8,941
                                                                 --------    --------
Net operating loss carryforwards                                    4,572       3,396
Other                                                                  14         227
Valuation allowance                                               (14,085)    (12,082)
                                                                 --------    --------
                  Total net deferred tax asset                   $    642    $    482
                                                                 --------    --------
                                                                 --------    --------


                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


SFAS No. 109 requires the recognition of income tax benefits for loss carryforwards, credit carryforwards, and certain temporary differences. The majority of the deferred tax assets that have been included in the accompanying consolidated balance sheet have been reduced by a valuation allowance, as they do not satisfy the recognition criteria set forth in SFAS No. 109. The tax basis in excess of book is primarily a result of the Company recognizing a step-up in the tax basis of assets acquired from the Parent, which were recognized at carryover basis for financial reporting purposes.

As of June 30, 1999, the Company had available, subject to review and possible adjustment, federal and foreign net operating loss carryforwards of approximately $4,970 and $3,471, which are subject to expiration starting in 2003. The Internal Revenue Code (the IRC) contains provisions that may limit the federal net operating loss carryforward available to be used in any given year in the event of significant changes in ownership interest.

7. EMPLOYEE RETIREMENT PLANS:

The Company maintains various employee retirement plans and salary continuation programs for the benefit of the Company's personnel, as discussed below. The Company does not, however, maintain any post-employment benefit plans.

EMPLOYEE 401(K) SAVINGS PLAN

The Company provides pension benefits to eligible U.S. employees through a 401(k) plan sponsored by the Company, which is intended to qualify under Section 401(k) of the IRC. The Plan covers substantially all U.S. employees, and each eligible employee may elect to contribute to the Plan, subject to certain limitations. The Company makes a matching contribution up to the first 6 percent of total employee compensation, based on the number of years of service to the Company. The Company's employer matching contribution to this 401(k) plan approximated $284 and $278 for the year ended June 30, 1998 and 1999.

INTERNATIONAL DEFINED CONTRIBUTION PLANS

In most other countries, the Company has adopted defined contribution plans. Contributions vary by country, ranging from 5 to 22 percent of annual compensation. The expense for the period ended June 30, 1998 and 1999, for the international defined contribution plans was $1,008 and $1,351. The Company maintains defined benefit plans for its subsidiaries in Japan, the Netherlands, and Germany. The Company's funding policy is to contribute annually the minimum amount required by the laws of the governing country.

In February 1998, the Financial Accounting Standards Board (the FASB) issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," to revise and clarify the financial statement disclosures required for pensions and other post-retirement benefit plans. The Company has adopted SFAS No. 132 for its consolidated financial statements as of, and for the year ended, June 30, 1999. The required disclosures are presented below. The Company did not complete the acquisition of the Assets in Japan until June
30, 1998. Therefore the required disclosures are included below only for the year ended June 30, 1999.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


For the years ended June 30, 1998 and 1999, the change in the benefit obligations and the plan assets and the resulting accrued benefit cost are summarized below:


                                                        NETHERLANDS                 GERMANY          JAPAN
                                                    -------------------        -----------------    -------
                                                       1998        1999        1998         1999      1999
Change in benefit obligation:
     Benefit obligation at beginning of year          $ 1,045    $ 1,519      $  660     $   671    $  --
     Service cost                                          63        135          63          27         85
     Interest cost                                         60         83          43          38         32
     Plan participants' contributions                      47         71         --            1       --
     Amendments/actuarial gain (loss)                     311         88         (95)         (3)       421
     Acquisitions                                         --         --          --          --         311
     Foreign exchange                                     --        (12)         --           (3)       (2)
     Benefits paid                                         (7)      (17)         --           (3)      (35)
                                                      -------    -------    --------     -------    -------
     Benefit obligation at end of year                $ 1,519      1,867         671         728       812
                                                      -------    -------    --------     -------    -------

Change in plan assets:
     Fair value of plan assets at beginning of year       512        723          26          28        --
     Actual return on plan assets                          57        --          --           6          12
     Acquisitions                                         --         --          --          --         311
     Employer contribution                                114        106           1           2        108
     Plan participants' contributions                      47         71           1           1        --
     Foreign exchange                                     --          (7)        --          --          (1)
     Benefits paid                                         (7)       (17)        --           (3)       (35)
                                                      -------    -------    --------     -------    -------
     Fair value of plan assets at end of year             723        876          28          34        395
                                                      -------    -------    --------     -------    -------

Funded status                                            (796)      (991)      (643)        (694)      (417)
Unrecognized net actuarial loss (gain)                    243        136        (90)         (67)        --
Unrecognized prior service cost                           553        753         --           --        397
                                                      -------    -------    --------     -------    -------
Accrued benefit cost                                  $     0    $  (102)   $   (733)    $  (761)   $   (20)
                                                      -------    -------    --------     -------    -------
                                                      -------    -------    --------     -------    -------


For the years ended June 30, 1998 and 1999, the assumptions used in calculating the above amounts were as follows:


                                                              NETHERLANDS              GERMANY           JAPAN
                                                          -----------------       ------------------     -----
                                                           1998        1999        1998         1999      1999
Discount rate                                              6.0%         5.0%       5.75%        6.0%      4.5%

Expected long-term rate of return on plan assets           6.0%         6.0%       7.0 %        7.0 %     3.5%
Increase in the level of future compensation compounded
   annually                                                4.5%         4.0%       3.0 %        3.25%     2.5%


For the years ended June 30, 1998 and 1999, the components of the net periodic benefit cost are summarized below:


                                                                                NETHERLANDS           GERMANY       JAPAN
                                                                             ----------------    ---------------    -----
                                                                             1998        1999      1998     1999     1999
Components of net periodic benefit cost:
     Service cost                                                            $  63      $ 135    $  63     $  27    $  85
     Interest cost                                                              60         83       43        38       32
     Expected return on plan assets                                            (34)       (48)     --         (2)     (12)

     Amortization of unrecognized net transition obligation                     25         39      --        --       --
     Amortization of prior service cost                                        --         --       --        --        23
                                                                             ------    ------    -----     -----    -----
                  Net periodic benefit cost                                  $ 114      $ 209    $ 106     $  63    $ 128
                                                                             ======    ======    =====     =====    =====

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


8. STOCKHOLDERS DEFICIT:

   (A) CLASS A VOTING STOCK AND CLASS B NON-VOTING STOCK

       The Class A voting stockholders (Class A stockholders) and the Class B non-voting stockholders (Class B stockholders) have the following rights and privileges:

         VOTING

         The Class A stockholders are entitled to one vote for each share held. The Class B stockholders have no voting rights.

         DIVIDENDS

         The Class A stockholders and Class B stockholders have identical rights to dividends if and when declared by the Board of Directors.

         LIQUIDATION

         In the event of liquidation, the Class A stockholders and Class B stockholders shall have equal rights to all assets of the Corporation available for distribution to its stockholders.

   (B) STOCK OPTIONS

In July 1997, the Company adopted the 1997 stock option plan (the 1997 Plan), which provided for the granting of 500 incentive stock options and nonqualified stock options through July 2007. In 1998, the 1997 Plan was amended to increase the shares reserved to 750. Under the 1997 Plan, the Board of Directors determines the term of each option, the option price, the number of shares for which options are granted, and the vesting period. The term of the options granted cannot exceed ten years, and the options generally vest ratably over the first two years as determined by the Board of Directors.


                             RESERVED       OPTIONS      WEIGHTED- AVERAGE
                             SHARES       OUTSTANDING    EXERCISE PRICE
                             --------       -------      ----------------

Balance, July 18, 1997         --           --           $  --
     Reserved                  500          --              --
     Granted                   --            750             1.50
     Canceled                  --            (24)           (1.50)
                             --------       -------      --------

Balance, June 30, 1998         500           726.0       $   1.50
     Reserved                  250          --              --
     Granted                   --             38.5           1.50
     Canceled                  --           (111.0)          1.50
                             --------       -------      --------
Balance, June 30, 1999         750           653.5       $   1.50
                             --------       -------      --------
                             --------       -------      --------


At June 30, 1998 and 1999, options to purchase 242 and 422.8 shares were exercisable, and there were zero and 96.5 shares available for future option grants. The options exercisable at June 30, 1998 and 1999, ranging in price from $1.00 to $1.50, had a weighted-average exercise price of $1.00 and $1.24. The weighted-average contractual life of options outstanding at June 30, 1998 and 1999 were 9.37 and 8.48 years, respectively. The Company accounts for the 1997 Plan in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," under which no compensation costs have been recognized.

The Company's net income (loss) would have been decreased (increased) to the following amounts had compensation costs for options granted under the 1997 Plan been determined based on the fair value at the grant dates for the awards under the 1997 Plan consistent with SFAS No. 123, "Accounting for Stock-Based Compensation":


                         PERIOD ENDED     YEAR ENDED JUNE 30,
                         JUNE 30, 1998           1999
                         -------------    -------------------
Net income (loss):        $(1,646)              $5,546
     As reported           (1,734)               5,542
     Pro forma


The fair value of each option granted during 1998 and 1999 were estimated on the date of the grant using the minimum value method with the following weighted-average assumptions: risk free interest rates ranging from 4.3 to
4.9 percent; expected dividend yield of zero; and expected lives of seven years. The weighted-average fair value of options granted was $0.12 and $0.27 for options granted during fiscal years 1998 and 1999.

9. SALE OF AUSTRALIAN AND SINGAPORE SUBSIDIARIES:

On June 30, 1999, the Company sold its Australian and Singapore operations to Solution 6 Holdings Ltd. for cash consideration of $8.9 million, net of transaction costs, subject to a minimum working capital requirement. The transaction, including the working capital adjustment, resulted in a pretax gain of $6,978, which is recorded in the accompanying consolidated statement of operations. The results of operation of the Australian and Singapore subsidiaries for the year ended June 30, 1999, were as follows:


                 Revenues                                    $27,324
                 Loss before tax provision                    (1,279)
                 Net loss                                     (1,279)


10. RELATED PARTIES:

To facilitate the transition of the business from being a wholly owned subsidiary of the Parent to a standalone company, the Company entered into an operating agreement with the Parent on July 18, 1997. The agreement included the provision of certain services to the Company by the Parent, the provision of certain services to the Parent by the Company and also the distribution of the Parent's products by the Company.

Significant services provided by the Parent to the Company included the subleasing of various facilities, the provision of telecommunication and computer network services and general and administrative services. Total 1998 and 1999 rent expense on facilities sublet from the Parent was $966 and $991. Total 1998 expense related to telecommunications and computer network services provided by the Parent was $150 and $275, respectively.

Services provided to the Parent by the Company included primarily system maintenance and system integration and networking services. The total of those services included as revenue in the accompanying consolidated statement of operations was approximately $3,071 for the period ended June 30, 1998.

The net receivable due from PTC as of June 30, 1998 and 1999 related to the various services was $1,705 and $331.

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


11. NONRECURRING CHARGE:

A nonrecurring charge of $662 related to the restructuring of the Company was recorded during the year ended June 30, 1999. The restructuring charges relate to the closure of certain locations and the reorganization of certain functions throughout the Company. During fiscal year 1998, the Company also recorded a $656 restructuring charge that had a balance of approximately $402 at June 30, 1998. The elements of the nonrecurring charge and the reserve balance as of June 30, 1999, are detailed in the table below:


                                           AMOUNT UTILIZED                                       AMOUNT UTILIZED      RESERVE
                      AMOUNT OF CHARGE     IN PERIOD ENDED   RESERVE BALANCE   AMOUNT OF CHARGE  IN PERIOD ENDED    BALANCE AT
                           1998             JUNE 30, 1998    AT JUNE 30, 1998         1999        JUNE 30, 1999    JUNE 30, 1999
                      ----------------    ----------------   ----------------   ---------------- ---------------- --------------
Restructuring:
     People related         $469               $138                 $331               $713            $923          $121
     Facilities              114                 63                   51                (51)            --            --
     Other                    73                 53                   20                --              --             20
                            ----               ----                 ----               ----            ----          ----
                Total       $656               $254                 $402               $662            $923          $141
                            ====               ====                 ====               ====            ====          ====


12. GEOGRAPHIC REPORTING:

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which established standards for the way business enterprises report information about operating segments in the annual financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one business segment. The following information for fiscal years 1998 and 1999 is presented in accordance with SFAS No. 131 based on the Company's locations throughout the world:


FISCAL 1998                         ASIA           AUSTRALIA          EUROPE        NORTH AMERICA     COMPANY-WIDE
-----------                         ----           ---------          ------        -------------     ------------
Revenue                              $3,797          $21,290            $52,093         $41,971           $119,151
Long-lived assets                       833            1,409                744           1,890              4,876



FISCAL 1999                         ASIA           AUSTRALIA          EUROPE        NORTH AMERICA     COMPANY-WIDE
-----------                         ----           ---------          ------        -------------     ------------
Revenue                             $13,181          $23,496            $54,337         $36,202           $127,216
Long-lived assets                       522                -                857           1,321              2,700

13. DEFERRED CLOSING OF FOREIGN SUBSIDIARY

Due to local statutory requirements, the acquisition of the assets of the operations in Japan from the Parent was not completed until June 30, 1998. In accordance with the asset purchase agreement, the Company was entitled to payments equal to the economic benefit, as defined, as if the Company had closed the transaction on July 18, 1997 (Economic Benefit Payments). These Economic Benefit Payments, totaling $2,500 during 1998, are separately stated in the accompanying consolidated statement of operations. The Economic Benefit Payments were calculated by adjusting

                                   CVSI, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JUNE 30, 1998 AND 1999

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


subsidiary net income for depreciation and capital expenditures. All intercompany transactions between CVSI, Inc. and Japan were billed as if Japan were a distributor for the Company during this period.

The results of the operations of the Parent in Japan for the year ended June 30, 1998 were as follows (unaudited):


         Revenue                                                  $    10,564
         Cost of sales                                                 (7,161)
         Selling, general and administrative expense                     (700)
         Other expense                                                    (41)
                                                                  -----------
                  Pre-tax income                                  $     2,662
                                                                  ===========



14. SUBSEQUENT EVENT:

On November 2, 1999, all outstanding shares of CVSI, Inc., were purchased by 4Front Technologies Inc. for a cash consideration of $25.5 million. Simultaneous with the transaction, the notes payable to the bank and to the CVSI Acquisition Company were settled in full.

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES
                              EXPLANATORY HEADNOTE

                (IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)
                =================================================


UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition by 4Front Technologies, Inc. of CVSI, Inc. in a business combination accounted for by the purchase method of accounting. The unaudited pro forma condensed combined financial information is derived from the historical financial statements of 4Front Technologies, Inc. and CVSI, Inc.

The unaudited pro forma condensed combined statement of operations for the nine months ended October 31, 1999, and for the years ended January 31, 1999 and 1998 give effect to the acquisition of CVSI, Inc. as if it had occurred at the beginning of the indicated period. The unaudited pro forma condensed combined balance sheets for October 31, 1999, and January 31, 1999 and 1998 give effect to the acquisition of CVSI, Inc. as if it had occurred on the last day of the indicated period.

The pro forma adjustments are based on certain assumptions that 4Front Technologies, Inc.'s management believes are reasonable under the circumstances and do not reflect any potential cost savings. The pro forma information is not necessarily indicative of the results that would have been reported if such events had occurred on the date specified nor is it intended to project 4Front Technologies, Inc.'s results of operations or financial position for any future period or date. The information set forth should be read in conjunction with 4Front Technologies, Inc.'s audited financial statements for the year ended January 31, 1999 and the unaudited financial statements of 4Front Technologies, Inc. for the nine months ended October 31, 1999, which have previously been filed with the Securities and Exchange Commission.

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                             AS AT OCTOBER 31, 1999
                                   (UNAUDITED)

                                (IN THOUSANDS $)


                                     ASSETS


                                            4FRONT
                                          TECHNOLOGIES
                                            INC. AND
                                          SUBSIDIARIES       CVSI, INC.           PRO FORMA       PRO FORMA
                                        OCTOBER 31, 1999   SEPTEMBER 30, 1999    ADJUSTMENTS      CONSOLIDATED
                                         ---------         ---------            ---------          ---------
CURRENT ASSETS:
         Cash and cash equivalents       $  22,971         $   6,131            $  (2,300)(4)      $  26,802


         Accounts receivable, net           63,572            14,978                 --               78,550
         Inventories                        31,328              --                   --               31,328
         Prepaid expenses and other          8,122             2,686                 --               10,808
         Income tax receivable                  17              --                   --                   17
                                         ---------         ---------            ---------          ---------

                  Total Current Assets     126,010            23,795               (2,300)           147,505

PROPERTY AND EQUIPMENT, net                  9,699             2,349                 --               12,048

DEFERRED INCOME TAX                          1,686               977                 --                2,663

DEFERRED FINANCING COSTS                      --                 427                 --                  427

SOFTWARE DEVELOPMENT COSTS                     498              --                   --                  498

INTANGIBLE ASSETS                           28,082              --                 27,909 (9)         55,991


OTHER                                           40               546                 --                  586
                                         ---------         ---------            ---------          ---------

                                         $ 166,015         $  25,609            $  25,609          $ 219,718
                                         =========         =========            =========          =========



    SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND
                              EXPLANATORY HEADNOTE

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEETS
                             AS AT OCTOBER 31, 1999
                                   (UNAUDITED)


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 4FRONT
                                              TECHNOLOGIES
                                                INC. AND
                                              SUBSIDIARIES           CVSI, INC.           PRO FORMA        PRO FORMA
                                            OCTOBER 31, 1999     SEPTEMBER 30, 1999      ADJUSTMENTS     CONSOLIDATED
                                           -----------------    -------------------    -------------   ---------------
CURRENT LIABILITIES:
       Trade accounts payable              $  44,376             $   4,723             $     700(5)    $  49,799
       Accrued liabilities                    17,146                14,174                  --            31,320
       Shareholders advances                      23                  --                    --                23
       Lines of credit-bank                   10,315                11,692                 5,000(1)       15,315
                                                                                         (11,692)(2)

       Notes payable                           5,922                  --                    --             5,922
       Capital lease obligations,
         current portion                         678                    56                  --               734
       Income taxes payable                    6,942                  --                    --             6,942
       Deferred revenue and customer
         advances                             11,061                 9,050                  --            20,111
                                           ---------             ---------             ---------       ---------

              Total Current Liabilities       96,463                39,695                (5,992)        130,166

CAPITAL LEASE OBLIGATIONS,
   less current portion                        1,308                  --                    --             1,308

LONG TERM LIABILITIES                           --                    --                  20,000(1)       20,000
                                           ---------             ---------             ---------       ---------

              Total Liabilities               97,771                39,695                14,008         151,474

COMMITMENTS AND CONTINGENCIES:

STOCKHOLDERS' EQUITY:
       Common stock, no par value                 11                  --                    --                11
       Additional paid in capital             59,500                   100                  (100)(3)      59,500

       Accumulated (deficit)                   9,145               (12,078)               12,078(3)        9,145


       Accumulated comprehensive deficit        (412)                  377                  (377)(3)        (412)
                                           ---------             ---------             ---------       ---------

              Total Stockholders' Equity      68,244               (11,601)               11,601          68,244
                                           ---------             ---------             ---------       ---------

                                           $ 166,015             $  28,094                25,609       $ 219,718
                                           =========             =========             =========       =========



      SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                            AND EXPLANATORY HEADNOTE

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      FOR THE 9 MONTHS TO OCTOBER 31, 1999
                                (IN THOUSANDS $)


                                              4FRONT
                                        TECHNOLOGIES, INC.     CVSI, INC.
                                         AND SUBSIDIARIES      9 MONTHS
                                          9 MONTHS ENDED         ENDED
                                           OCTOBER 31,      SEPTEMBER 30,        PRO FORMA        PRO FORMA
                                              1999                   1999        ADJUSTMENTS      CONSOLIDATED
                                           --------------   --------------       ------------    ---------------
REVENUES                                 $ 181,710          $  79,617             $    --         $ 261,327

COST OF REVENUES                           109,204             61,853                  --           171,057
                                         ---------          ---------             ---------       ---------

GROSS PROFIT                                72,506             17,764                  --            90,270

OPERATING EXPENSES:
         Selling, general and
           administrative expenses          57,171             13,956                  --            71,127
         Research and Development             --                  186                  --               186
         Non-recurring charge                 --                  662                  --               662
         Gain on sale of subsidiary           --               (7,368)                 --            (7,368)
         Depreciation and amortization       3,721              1,911                 1,047(6)        6,679
                                         ---------          ---------             ---------       ---------

              Total operating expenses      60,892              9,347                 1,047          71,286

INCOME (LOSS) BEFORE INTEREST,
  AND INCOME TAXES                          11,614              8,417                (1,047)         18,984

INTEREST INCOME (EXPENSE):
         Interest income                       683               --                    --               683
         Interest expense                     (746)            (1,113)                 (590)(7)      (2,449)
                                         ---------          ---------             ---------       ---------

INCOME (LOSS) BEFORE
  INCOME TAXES                              11,551              7,304                (1,637)         17,218

INCOME TAXES                                 5,074                985                  (177)(8)       5,882
                                         ---------          ---------             ---------       ---------

NET INCOME (LOSS)                        $   6,477          $   6,319                (1,460)      $  11,336
                                         =========          =========             =========       =========
NET INCOME (LOSS) PER
  COMMON SHARE (BASIC)                   $    0.60          $   631.9                  --         $   1.03
                                         =========          =========             =========       =========

NET INCOME (LOSS) PER
  COMMON SHARE (DILUTED)                 $    0.55          $   631.9                  --         $   0.96
                                         =========          =========             =========       =========



    SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND
                              EXPLANATORY HEADNOTE

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES
           PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                       FOR THE YEAR ENDED JANUARY 31, 1999
                                (IN THOUSANDS $)


                                              4FRONT
                                        TECHNOLOGIES, INC.
                                         AND SUBSIDIARIES       CVSI, INC.
                                            YEAR ENDED          YEAR ENDED
                                           JANUARY 31,         DECEMBER 31,     PRO FORMA         PRO FORMA
                                                 1999                1998       ADJUSTMENTS       CONSOLIDATED
                                        -------------------    ------------     -----------       ------------
REVENUES                                 $ 148,897             $ 128,218            --            $ 277,115
COST OF REVENUES                            90,302               104,013            --              194,315
                                        ----------             ---------       ----------       -----------

GROSS PROFIT                                58,595                24,205            --               82,800

OPERATING EXPENSES:
         Selling, general and
           administrative expenses          45,775                23,509            --               69,284
         Research and Development             --                     325            --                  325
         Depreciation and amortization       3,427                 3,078           1,296(6)           7,801
                                        ----------             ---------       ----------       -----------

              Total operating expenses      49,202                26,912           1,296             77,410

INCOME (LOSS) BEFORE INTEREST,
  AND INCOME TAXES                           9,393                (2,707)         (1,296)             5,390

INTEREST INCOME (EXPENSE):
         Interest income                       837                  --              --                  837
         Interest expense                     (842)               (1,898)           (790)(7)         (3,530)
                                        ----------             ---------       ----------       -----------

INCOME (LOSS) BEFORE
  INCOME TAXES                               9,388                (4,605)         (2,086)             2,697
INCOME TAXES                                 3,566                   316             236(8)          (3,646)
                                        ----------             ---------       ----------       -----------

NET INCOME (LOSS)                        $   5,822             $  (4,921)      $  (1,850)         $    (949)
                                        ==========             =========       ==========       ===========

NET INCOME (LOSS) PER
  COMMON SHARE (BASIC)                   $    0.64             $   492.1       $    --            $   (0.10)
                                        ==========             =========       ==========       ===========


NET INCOME (LOSS) PER
  COMMON SHARE (DILUTED)                 $    0.56             $   492.1       $    --            $   (0.10)
                                        ==========             =========       ==========       ===========



DILUTED SHARES OUTSTANDING              10,484,300                10,000            --           10,484,300
                                        ==========             =========       ==========       ===========



    SEE ACCOMPANYING NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND
                              EXPLANATORY HEADNOTE

                   4FRONT TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO THE PRO FORMA FINANCIAL STATEMENTS


NOTE 1

To recognize the $25 million bank loan incurred to finance the acquisition.


NOTE 2

To reflect the repayment of CVSI bank borrowings.


NOTE 3

To eliminate Stockholders Equity/(Deficit) in CVSI.


NOTE 4

To reflect the additional $500,000 of cash for the acquisition price paid and the $1.8 million paid to settle financial obligations to outgoing directors.


NOTE 5

To account for the legal and professional costs incurred in the acquisition.


NOTE 6

To record the amortization of goodwill over 20 years.


NOTE 7

To record the interest on the $25 million borrowing in (1)


NOTE 8

To reflect the tax benefit on the interest


NOTE 9

To reflect goodwill on acquisition.